NEWS RELEASE
Molson Coors Beverage Company Reports 2024 Third Quarter Results
Third Quarter Net Sales Declined 7.8% and Income Before Income Taxes Decreased 39.1% or 8.7% on an Underlying Basis in Constant Currency
Continues to Return Cash to Shareholders Through Dividend and Share Repurchases of $153 Million
Reaffirms 2024 Full Year Guidance for Bottom-Line Growth including Narrowing to the High End for Underlying Diluted Earnings per Share While Reducing Top-Line Guidance Reflecting Macroeconomic Challenges in the U.S.
______________________________________________________________
Golden, Colorado and Montréal, Québec – November 7, 2024 – Molson Coors Beverage Company ("MCBC," "Molson Coors" or "the Company") (NYSE: TAP, TAP.A; TSX: TPX.A, TPX.B) today reported results for the 2024 third quarter.
2024 THIRD QUARTER FINANCIAL HIGHLIGHTS1
•Net sales decreased 7.8% reported.
•U.S. GAAP income before income taxes of $331.4 million decreased 39.1% reported.
•Underlying (Non-GAAP) income before income taxes of $479.5 million decreased 8.7% in constant currency.
•U.S. GAAP net income attributable to MCBC of $199.8 million, $0.96 per share on a diluted basis. Underlying (Non-GAAP) diluted earnings per share of $1.80 per share decreased 6.2%.
CEO AND CFO PERSPECTIVES
In the third quarter of 2024, net sales declined 7.8% and underlying income before income taxes declined 8.7% on a constant currency basis. Our EMEA&APAC business unit performed strongly as did Canada within our Americas business unit. However, the U.S. was challenged with the macroeconomic environment along with anticipated unfavorable shipment timing and the wind down of a contract brewing agreement contributing to a U.S. financial volume decline of 17.9%.
Given the impacts the macroeconomic environment has had on the U.S. beer industry and our U.S. financial volumes during this year's peak selling season, we are adjusting our 2024 top-line guidance to down approximately 1% from previous guidance of up low single-digits, both on a constant currency basis. However, we are reaffirming our underlying income (loss) before income taxes on a constant currency basis for the year because of an improved cost outlook related to packaging materials, transportation and general and administrative expenses. And we are reaffirming our underlying diluted earnings per share guidance of mid single-digit growth, but narrowing to the higher end of the range, driven by the accelerated pace of our share repurchase program.
Despite the U.S. macroeconomic environment, our core power brands remain healthy. According to Circana, in the third quarter in the U.S., Coors Light, Miller Lite and Coors Banquet retained a substantial portion of their combined volume share gains of industry versus a year ago when we saw strong share increases. These brands were up 1.9 share points compared to the third quarter of 2022.
In Canada, broad strength across our portfolio fueled strong revenue and share performance amid a challenging backdrop in the third quarter.
1 See Appendix for definitions and reconciliations of non-GAAP financial measures including constant currency.

In EMEA&APAC, continued growth of our highly successful above premium innovation Madri in the U.K, and market leader Ožujsko in Croatia, along with the successful launch of legacy brand Caraiman in Romania, helped to offset some impact of the increasingly competitive environment in the U.K.
With strong cash flow, we continued to invest in our business, supporting our brands globally and building capabilities that help drive long-term, sustainable and profitable growth. We did this while returning $717 million in cash to shareholders in the first nine months through both dividends and our share repurchase program.

Gavin Hattersley, President and Chief Executive Officer Statement:
"We have continued to advance our Acceleration Plan and remain confident in our long-term growth potential. While the U.S. industry was softer than expected during the summer, our core power brands remain strong. Our businesses in EMEA&APAC and in Canada are performing strongly. Not only are they supporting our premiumization goals, but they serve as proven examples to the U.S. where we have targeted plans in both above premium beer and beyond beer. And underpinning all of this are our robust capabilities that fuel insights-led innovation, commercial effectiveness, and supply chain efficiencies - all of which help drive sustained, long-term profitable growth."

Tracey Joubert, Chief Financial Officer Statement:
"We are reaffirming our bottom-line growth and Underlying Free Cash Flow guidance for this year, while continuing to invest in our business to achieve our long-term financial and strategic goals and return cash to shareholders. While the U.S. shipment timing and exit of contract brewing volume will continue to impact us in the fourth quarter, these near-term headwinds do not diminish our confidence in our long-term growth algorithm. "

CONSOLIDATED PERFORMANCE - THIRD QUARTER 2024

	For the Three Months Ended
($ in millions, except per share data) (Unaudited)	September 30, 2024	September 30, 2023	Reported Increase (Decrease)	Foreign Exchange Impact	Constant Currency Increase (Decrease)(1)
Net sales	$3,042.7	$3,298.4	(7.8)%	$1.2	(7.8)%
U.S. GAAP income (loss) before income taxes	$331.4	$544.0	(39.1)%	$(0.1)	(39.1)%
Underlying income (loss) before income taxes(1)	$479.5	$525.4	(8.7)%	$(0.4)	(8.7)%
U.S. GAAP net income (loss)(2)(3)	$199.8	$430.7	(53.6)%
Per diluted share	$0.96	$1.98	(51.5)%
Underlying net income (loss)(1)	$374.4	$418.5	(10.5)%
Per diluted share	$1.80	$1.92	(6.2)%
Financial volume(4)	20.629	23.532	(12.3)%
Brand volume(4)	21.332	22.322	(4.4)%

	For the Nine Months Ended
($ in millions, except per share data) (Unaudited)	September 30, 2024	September 30, 2023	Reported Increase (Decrease)	Foreign Exchange Impact	Constant Currency Increase (Decrease)(1)
Net sales	$8,891.4	$8,911.3	(0.2)%	$1.6	(0.2)%
U.S. GAAP income (loss) before income taxes	$1,156.7	$1,087.0	6.4%	$(5.1)	6.9%
Underlying income (loss) before income taxes(1)	$1,269.5	$1,185.4	7.1%	$(5.2)	7.5%
U.S. GAAP net income (loss)(2)(3)	$834.6	$845.6	(1.3)%
Per diluted share	$3.96	$3.89	1.8%
Underlying net income (loss)(1)	$981.4	$922.0	6.4%
Per diluted share	$4.65	$4.24	9.7%
Financial volume(4)	61.033	63.923	(4.5)%
Brand volume(4)	59.946	61.325	(2.2)%
(1)Represents income (loss) before income taxes and net income (loss) attributable to MCBC adjusted for non-GAAP items. See Appendix for definitions and reconciliations of non-GAAP financial measures including constant currency.
(2)Net income (loss) attributable to MCBC.
(3)During the three months ended September 30, 2024, we identified certain errors in the historical accounting for noncontrolling interest (“NCI”) with redemption features outside of our control under the terms of our Cobra Beer Partnership, Ltd. ("Cobra U.K." or "CBPL") partnership agreement and within certain other immaterial investments. Since the inception of these partnerships dating back to as early as 2002, we had historically accounted for the NCI within permanent equity with no adjustments to redemption value. Rather, our partners' shares should have been presented as redeemable NCI through the date of exercise of the redemption feature, with adjustments to the redemption value being recorded each reporting period as necessary. Specific to CBPL, since the option redemption price was not at fair value, the historical adjustments should have been recorded to net (income) loss attributable to noncontrolling interests in the unaudited condensed consolidated statements of operations, based on our accounting policy to reflect the entire change in the redemption amount as a deemed dividend and earnings per share adjustment (resulting from the redemption feature) as part of the attribution of consolidated net income to the noncontrolling interest (as reported on the face of the income statement). Furthermore, in March 2024, our CBPL partner exercised its put option requiring us to acquire their 49.9% ownership interest. Since the exercise was irrevocable, the NCI became mandatorily redeemable at that time and should have been reclassified to accounts payable and other current liabilities. These errors resulted in a reclassification of $65 million from noncontrolling interests, of which $49 million was reclassified to accounts payable and other current liabilities for CBPL and $16 million was reclassified to redeemable noncontrolling interests for the other immaterial investments in our unaudited condensed consolidated balance sheets. In addition, the errors resulted in a cumulative understatement of $34.5 million to net income attributable to NCI and a corresponding cumulative overstatement to net income attributable to MCBC in our unaudited condensed consolidated statements of operations. The errors were corrected through an out of period adjustment as of and for the three months ended September 30, 2024. Management assessed the impact of the errors and deemed them to not be material to any prior periods or to forecasted results for 2024. In October 2024, we obtained a final redemption value that would be due to acquire the 49.9% NCI of the CBPL partnership. As a result, during the three months ended September 30, 2024, we recorded an adjustment of $45.8 million to increase the mandatorily redeemable NCI liability to the final redemption value, with the adjustment recorded to interest expense.
The CBPL buyout was finalized on October 21, 2024, resulting in a cash payment of $89 million which will be recorded as a cash outflow from financing activities in the consolidated statement of cash flows in the fourth quarter of 2024.
(4)See Worldwide and Segmented Brand and Financial Volume in the Appendix for definitions of financial volume and brand volume as well as the reconciliation from financial volume to brand volume.
QUARTERLY CONSOLIDATED HIGHLIGHTS (VERSUS THIRD QUARTER 2023 RESULTS)
•Net sales: The following table highlights the drivers of the change in net sales for the three months ended September 30, 2024 compared to September 30, 2023 (in percentages):

Net Sales Drivers (unaudited)
Financial volume	(12.3%)
Price and sales mix	4.5%
Currency	—%
Total consolidated net sales	(7.8%)

Net sales decreased 7.8%, driven by lower financial volumes, partially offset by favorable price and sales mix.

Financial volumes decreased 12.3%, primarily due to lower shipments including lower contract brewing volumes in the Americas. Brand volumes decreased 4.4%, including a 5.4% decrease in the Americas as well as a 1.8% decrease in EMEA&APAC.
Price and sales mix favorably impacted net sales by 4.5%, primarily due to increased net pricing as well as favorable sales mix for both segments, including as a result of lower contract brewing volumes in the U.S.
•Cost of goods sold ("COGS"): decreased 5.7% on a reported basis, primarily due to lower financial volumes, partially offset by higher cost of goods sold per hectoliter. COGS per hectoliter: increased 7.5% on a reported basis, primarily due to volume deleverage in the Americas segment, unfavorable mix driven by lower contract brewing volumes in the Americas segment, unfavorable changes in our unrealized mark-to-market commodity derivative positions of $34.4 million and cost inflation related to materials and manufacturing expenses, partially offset by cost savings initiatives. Underlying COGS per hectoliter: increased 5.6% in constant currency, primarily due to volume deleverage in the Americas segment, unfavorable mix driven by lower contract brewing volumes in the Americas segment and cost inflation related to materials and manufacturing expenses, partially offset by cost savings initiatives.
•Marketing, general & administrative ("MG&A"): decreased 8.3% on a reported basis, primarily due to lower marketing investment resulting from cycling higher spend levels in the prior year and lower incentive compensation expense. Underlying MG&A: decreased 8.4% in constant currency.
•U.S. GAAP income (loss) before income taxes: U.S. GAAP income before income taxes decreased 39.1% on a reported basis, primarily due to lower financial volumes, higher other operating expense as a result of the exit of our U.S. craft businesses and related restructuring costs, higher interest expense driven by a $45.8 million adjustment to increase our mandatorily redeemable NCI liability to the final redemption value for CBPL, unfavorable changes in our unrealized mark-to-market commodity derivative positions of $34.4 million, a settlement loss of $34.0 million recorded as a result of Canadian pension plan annuity purchases and cost inflation related to materials and manufacturing expenses, partially offset by increased net pricing, lower MG&A expense and favorable sales mix.
•Underlying income (loss) before income taxes: Underlying income before income taxes decreased 8.7% in constant currency, primarily due to lower financial volumes and cost inflation related to materials and manufacturing expenses, partially offset by increased net pricing, lower MG&A expenses and favorable sales mix.
•Effective Tax Rate and Underlying Effective Tax Rate

(Unaudited)	For the Three Months Ended
	September 30, 2024	September 30, 2023
U.S. GAAP effective tax rate	31%	21%
Underlying effective tax rate(1)	24%	20%
(1)See Appendix for definitions and reconciliations of non-GAAP financial measures.
The increase in our third quarter U.S. GAAP effective tax rate was in part due to a $16.4 million valuation allowance recorded year to date on deferred tax assets. The divestment of certain of our U.S. craft businesses in the third quarter of 2024 resulted in the realization of a capital loss for U.S. tax purposes. We believe it is more likely than not that the deferred tax asset generated by the capital loss will not be recognized, resulting in the valuation allowance recorded. The higher effective tax rate was also due to the $45.8 million increase in the mandatorily redeemable NCI liability of CBPL to the final redemption value in the third quarter of 2024, which was recorded to interest expense and is non-deductible for tax purposes. Finally, the higher effective tax rate was due to a decrease in discrete tax benefit.
The increase in our third quarter Underlying effective tax rate was primarily due to a decrease in discrete tax benefit.
•Net income (loss) attributable to MCBC per diluted share: Net income attributable to MCBC per diluted share declined 51.5% primarily due to a decrease in U.S. GAAP income before income taxes, a $34.5 million out of period adjustment to net income (loss) attributable to noncontrolling interests described above and an increase in the effective tax rate, partially offset by a decrease in the weighted average of diluted shares outstanding driven by share repurchases.

•Underlying net income (loss) attributable to MCBC per diluted share: Underlying net income attributable to MCBC per diluted share declined 6.2% primarily due to a decrease in underlying income before income taxes as well as an increase in the underlying effective tax rate, partially offset by a decrease in the weighted average of diluted shares outstanding driven by share repurchases.
QUARTERLY SEGMENT HIGHLIGHTS (VERSUS THIRD QUARTER 2023 RESULTS)
Americas Segment Overview
The following table highlights the Americas segment results for the three and nine months ended September 30, 2024 compared to September 30, 2023.

	For the Three Months Ended
($ in millions, except per share data) (Unaudited)	September 30, 2024	September 30, 2023	Reported % Change	FX Impact	Constant Currency % Change (2)
Net sales(1)	$2,345.0	$2,633.4	(11.0)	$(7.4)	(10.7)
Income (loss) before income taxes(1)	$353.8	$483.5	(26.8)	$(1.5)	(26.5)
Underlying income (loss) before income taxes(1)(2)	$419.8	$494.1	(15.0)	$(1.5)	(14.7)

	For the Nine Months Ended
($ in millions, except per share data) (Unaudited)	September 30, 2024	September 30, 2023	Reported % Change	FX Impact	Constant Currency % Change (2)
Net sales(1)	$7,066.3	$7,194.1	(1.8)	$(13.5)	(1.6)
Income (loss) before income taxes(1)	$1,161.5	$1,204.2	(3.5)	$(3.9)	(3.2)
Underlying income (loss) before income taxes(1)(2)	$1,228.3	$1,215.6	1.0	$(3.9)	1.4
The reported percent change and the constant currency percent change in the above table are presented as (unfavorable) favorable.
(1)Includes gross inter-segment volumes, sales and purchases, which are eliminated in the consolidated totals.
(2)Represents income (loss) before income taxes adjusted for non-GAAP items. See Appendix for definitions and reconciliations of non-GAAP financial measures including constant currency.
Americas Segment Highlights (Versus Third Quarter 2023 Results)
•Net sales: The following table highlights the drivers of the change in net sales for the three months ended September 30, 2024 compared to September 30, 2023 (in percentages):

Net Sales Drivers (unaudited)
Financial volume	(15.6%)
Price and sales mix	4.9%
Currency	(0.3%)
Total Americas net sales	(11.0%)

Net sales decreased 11.0% driven by lower financial volumes and unfavorable foreign currency impacts, partially offset by favorable price and sales mix.
Financial volumes decreased 15.6% primarily due to the timing of U.S. shipments as well as lower U.S. volumes due to the macroeconomic environment resulting in industry softness. In addition, of the 15.6% decrease, 260bps relates to lower contract brewing volumes in the U.S. related to the wind down of a contract brewing arrangement leading up to the termination by the end of 2024. Americas brand volumes decreased 5.4%, including a 6.2% decrease in the U.S., primarily due to cycling double digit growth in our core power brands and lower above premium volumes, partially offset by one additional trading day in the current quarter and favorable holiday timing. Canada brand volumes increased 3.9% driven by our above premium portfolio.

Price and sales mix favorably impacted net sales by 4.9% primarily due to increased net pricing and favorable sales mix as a result of lower contract brewing volumes.
•U.S. GAAP income (loss) before income taxes: U.S. GAAP income before income taxes declined 26.8% on a reported basis primarily due to lower financial volumes, higher other operating expense as a result of the exit of our U.S. craft businesses and related restructuring costs and cost inflation related to materials and manufacturing expenses, partially offset by lower MG&A expense, increased net pricing, favorable sales mix and cost savings initiatives. Lower MG&A expense was driven by lower marketing spend resulting from the cycling of higher spend levels in the prior year and lower incentive compensation expense.
•Underlying income (loss) before income taxes: Underlying income before income taxes declined 14.7% in constant currency, primarily due to lower financial volumes and cost inflation related to materials and manufacturing expenses, partially offset by lower MG&A expense, increased net pricing, favorable sales mix and cost savings initiatives.
EMEA&APAC Segment Overview
The following table highlights the EMEA&APAC segment results for the three and nine months ended September 30, 2024 compared to September 30, 2023.

	For the Three Months Ended
($ in millions, except per share data) (Unaudited)	September 30, 2024	September 30, 2023	Reported % Change	FX Impact	Constant Currency % Change (2)
Net sales(1)	$704.4	$670.4	5.1	$8.6	3.8
Income (loss) before income taxes(1)	$51.6	$67.5	(23.6)	$1.0	(25.0)
Underlying income (loss) before income taxes(1)(2)	$98.0	$69.1	41.8	$0.9	40.5

	For the Nine Months Ended
($ in millions, except per share data) (Unaudited)	September 30, 2024	September 30, 2023	Reported % Change	FX Impact	Constant Currency % Change (2)
Net sales(1)	$1,842.4	$1,729.5	6.5	$15.1	5.7
Income (loss) before income taxes(1)	$121.8	$106.3	14.6	$(2.8)	17.2
Underlying income (loss) before income taxes(1)(2)	$161.7	$111.5	45.0	$(2.6)	47.4
The reported percent change and the constant currency percent change in the above table are presented as (unfavorable) favorable.
(1)Includes gross inter-segment volumes, sales and purchases, which are eliminated in the consolidated totals.
(2)Represents income (loss) before income taxes adjusted for non-GAAP items. See Appendix for definitions and reconciliations of non-GAAP financial measures including constant currency.
EMEA&APAC Segment Highlights (Versus Third Quarter 2023 Results)
•Net sales: The following table highlights the drivers of the change in net sales for the three months ended September 30, 2024 compared to September 30, 2023 (in percentages):

Net Sales Drivers (unaudited)
Financial volume	(3.0%)
Price and sales mix	6.8%
Currency	1.3%
Total EMEA&APAC net sales	5.1%

Net sales increased 5.1%, driven by favorable price and sales mix as well as favorable foreign currency impacts, partially offset by lower financial volumes. Net sales increased 3.8% in constant currency.

Financial volumes decreased 3.0% and brand volumes decreased 1.8%, primarily driven by lower volumes in Western Europe due to soft market demand and high promotional activity from the competition.
Price and sales mix favorably impacted net sales by 6.8%, primarily due to increased net pricing and favorable sales mix driven by premiumization and favorable channel mix.
•U.S. GAAP income (loss) before income taxes: U.S. GAAP income before income taxes declined 23.6% on a reported basis, primarily due to higher interest expense as a result of the adjustment of $45.8 million to increase our mandatorily redeemable NCI liability to the final redemption value related to the CBPL buyout, lower financial volumes and higher MG&A expense, partially offset by increased net pricing and favorable sales mix.
•Underlying income (loss) before income taxes: Underlying income before income taxes improved 40.5% in constant currency, primarily due to increased net pricing and favorable sales mix, partially offset by lower financial volumes and higher MG&A expense.
CASH FLOW AND LIQUIDITY HIGHLIGHTS
•U.S. GAAP cash from operations: Net cash provided by operating activities was $1,415.8 million for the nine months ended September 30, 2024 which decreased $188.7 million compared to the prior year, primarily due to the unfavorable timing of working capital, partially offset by higher net income adjusted for non-cash addbacks and the timing of income taxes paid. The unfavorable timing of working capital was primarily driven by the timing of cash paid for our payables as well as higher payments for 2023 annual incentive compensation, partially offset by the timing of cash receipts.
•Underlying free cash flow: Cash generated of $856.0 million for the nine months ended September 30, 2024 represents a decrease in cash provided of $265.6 million from the prior year, which was primarily due to lower net cash provided by operating activities and an increase in capital expenditures driven by the timing of capital projects.
•Debt: Upon maturity on July 15, 2024, we repaid our EUR 800 million 1.25% senior notes using the proceeds from our EUR 800 million 3.8% senior notes issued on May 29, 2024 and cash on hand. Total debt as of September 30, 2024 was $6,240.7 million and cash and cash equivalents totaled $1,021.7 million, resulting in net debt of $5,219.0 million and a net debt to underlying EBITDA ratio of 2.10x. As of September 30, 2023, our net debt to underlying EBITDA ratio was 2.23x.
•Dividends: We paid cash dividends of $279.4 million and $266.7 million for the nine months ended September 30, 2024 and September 30, 2023, respectively.
•Share Repurchase Program: We paid $437.4 million and $60.9 million, including brokerage commissions, for share repurchases during the nine months ended September 30, 2024 and September 30, 2023, respectively. The current year share repurchases were made under the share repurchase program approved on September 29, 2023 and the prior year share repurchases were made under the share repurchase program approved on February 17, 2022.
2024 OUTLOOK
As a result of the impact of the macroeconomic environment on the U.S. beer industry and on our volumes during this year's peak selling season, we are adjusting our full year 2024 top-line guidance. We continue to expect to achieve the remaining targets for the full year 2024. However, the inherent uncertainties and challenges that exist in the U.S. macroeconomic environment could continue to impact our financial performance.
•Net Sales: Approximate 1% decline versus 2023 on a constant currency basis from our previous guidance of low single-digit increase versus 2023 on a constant currency basis. The adjustment is due to the softness in the U.S. beer industry over the peak selling season.
•Underlying income (loss) before income taxes: mid single-digit increase compared to 2023 on a constant currency basis.
•Underlying diluted earnings per share: mid single-digit increase compared to 2023 but narrowing to the high end of the range.
•Capital expenditures: $750 million incurred, plus or minus 5%.

•Underlying free cash flow: $1.2 billion, plus or minus 10%.
•Underlying depreciation and amortization: $700 million, plus or minus 5%.
•Underlying net interest income (expense), net: $210 million expense, plus or minus 5%.
•Underlying effective tax rate: in the range of 23% to 25% for 2024.
These targets are based on the following key considerations:
•In the U.S., our sales to wholesalers were deliberately ahead of sales to retailers by about 1.1 million hectoliters in the first half of the year as compared to sales to wholesalers being behind sales to retailers by about 0.4 million in the first half of 2023. Of the 1.1 million hectoliters, 0.9 million hectoliters reversed in the third quarter. As such, we expect sales to retailers to outpace sales to wholesalers by about 0.2 million hectoliters in the fourth quarter.
•We expect a remaining headwind of about 0.5 million hectoliters to Americas financial volume related to the termination of the Pabst contract brewing agreement at year end.
•Underlying COGS per hectoliter are expected to be higher in full year 2024 as compared to full year 2023. This is due to expected continued, albeit moderating inflation, mix impacts from the wind down of contract brewing volume and volume deleverage related to the U.S. shipment drivers previously mentioned.
•MG&A expense is expected to be lower than 2023 as we cycle both higher marketing investment which was up approximately $50 million in the fourth quarter last year to support the momentum in our brands, as well as higher incentive compensation in the prior year.
SUBSEQUENT EVENTS
The CBPL buyout was finalized on October 21, 2024, resulting in a cash payment of $89 million which will be recorded as a cash outflow from financing activities in the consolidated statements of cash flows in the fourth quarter of 2024.
In October 2024, we increased our investment in ZOA Energy, LLC ("ZOA") for cash consideration of $53 million, bringing our ownership interest to 51% subsequent to the closing of the transaction. The transaction will be recorded as a business combination, and ZOA will be included in our consolidated financial statements from the date of acquisition within the Americas reporting segment.
NOTES
Unless otherwise indicated in this release, all $ amounts are in U.S. Dollars, and all quarterly comparative results are for the Company’s third quarter ended September 30, 2024 compared to the third quarter ended September 30, 2023. Some numbers may not sum due to rounding.
CONTACTS
Investor Relations    News Media
Traci Mangini, (415) 308-0151    Rachel Dickens, (314) 452-9673
2024 THIRD QUARTER INVESTOR CONFERENCE CALL
Molson Coors Beverage Company will conduct an earnings conference call with financial analysts and investors at 8:30 a.m. Eastern Time today to discuss the Company’s 2024 third quarter results. The live webcast will be accessible via our website, ir.molsoncoors.com. An online replay of the webcast is expected to be posted within two hours following the live webcast. The Company will post this release and related financial statements on its website today.

OVERVIEW OF MOLSON COORS BEVERAGE COMPANY
For more than two centuries, Molson Coors Beverage Company has brewed beverages that unite people to celebrate all life’s moments. From our core power brands Coors Light, Miller Lite, Coors Banquet, Molson Canadian, Carling and Ožujsko to our above premium brands including Madri Excepcional, Staropramen, Blue Moon Belgian White and Leinenkugel’s Summer Shandy, to our economy and value brands like Miller High Life and Keystone Light, we produce many beloved and iconic beers. While our Company's history is rooted in beer, we offer a modern portfolio that expands beyond the beer aisle as well, including flavored beverages like Vizzy Hard Seltzer, spirits like Five Trail whiskey and non-alcoholic beverages. As a business, our ambition is to be the first choice for our people, our consumers and our customers, and our success depends on our ability to make our products available to meet a wide range of consumer segments and occasions.
To learn more about Molson Coors Beverage Company, visit molsoncoors.com.
ABOUT MOLSON COORS CANADA INC.
Molson Coors Canada Inc. ("MCCI") is a subsidiary of Molson Coors Beverage Company. MCCI Class A and Class B exchangeable shares offer substantially the same economic and voting rights as the respective classes of common shares of MCBC, as described in MCBC’s annual proxy statement and Form 10-K filings with the U.S. Securities and Exchange Commission. The trustee holder of the special Class A voting stock and the special Class B voting stock has the right to cast a number of votes equal to the number of then outstanding Class A exchangeable shares and Class B exchangeable shares, respectively.
FORWARD-LOOKING STATEMENTS
This press release includes “forward-looking statements” within the meaning of the U.S. federal securities laws. Generally, the words "expects," "intend," "goals," "plans," "believes," "continues," "may," "anticipate," "seek," "estimate," "outlook," "trends," "future benefits," "potential," "projects," "strategies," "implies," and variations of such words and similar expressions are intended to identify forward-looking statements. Statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements, and include, but are not limited to, statements under the headings "CEO and CFO Perspectives" and "2024 Outlook," with respect to, among others, expectations of cost inflation, limited consumer disposable income, consumer preferences, overall volume and market share trends, pricing trends, industry forces, cost reduction strategies, shipment levels and profitability, the sufficiency of capital resources, anticipated results, expectations for funding future capital expenditures and operations, effective tax rate, debt service capabilities, timing and amounts of debt and leverage levels, Preserving the Planet and related initiatives and expectations regarding future dividends and share repurchases. In addition, statements that we make in this press release that are not statements of historical fact may also be forward-looking statements.
Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s historical experience, and present projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the risks discussed in our filings with the SEC, including our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
MARKET AND INDUSTRY DATA
The market and industry data used, if any, in this press release are based on independent industry publications, customer specific data, trade or business organizations, reports by market research firms and other published statistical information from third parties, including Circana (formerly Information Resources, Inc.) for U.S. market data and Beer Canada for Canadian market data (collectively, the “Third Party Information”), as well as information based on management’s good faith estimates, which we derive from our review of internal information and independent sources. Such Third Party Information generally states that the information contained therein or provided by such sources has been obtained from sources believed to be reliable.

APPENDIX
STATEMENTS OF OPERATIONS - MOLSON COORS BEVERAGE COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Operations

(In millions, except per share data) (Unaudited)	For the Three Months Ended		For the Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Sales	$3,603.3	$3,905.6	$10,490.7	$10,551.5
Excise taxes	(560.6)	(607.2)	(1,599.3)	(1,640.2)
Net sales	3,042.7	3,298.4	8,891.4	8,911.3
Cost of goods sold	(1,840.2)	(1,952.2)	(5,395.5)	(5,575.5)
Gross profit	1,202.5	1,346.2	3,495.9	3,335.8
Marketing, general and administrative expenses	(684.7)	(746.8)	(2,067.8)	(2,096.7)
Other operating income (expense), net	(65.8)	(12.7)	(59.4)	(13.0)
Equity income (loss)	(0.8)	5.5	(3.6)	12.8
Operating income (loss)	451.2	592.2	1,365.1	1,238.9
Interest income (expense), net	(93.1)	(48.8)	(192.7)	(162.5)
Other pension and postretirement benefits (costs), net	(26.6)	2.5	(11.9)	7.7
Other non-operating income (expense), net	(0.1)	(1.9)	(3.8)	2.9
Income (loss) before income taxes	331.4	544.0	1,156.7	1,087.0
Income tax benefit (expense)	(102.6)	(112.4)	(292.7)	(236.1)
Net income (loss)	228.8	431.6	864.0	850.9
Net (income) loss attributable to noncontrolling interests	(29.0)	(0.9)	(29.4)	(5.3)
Net income (loss) attributable to MCBC	$199.8	$430.7	$834.6	$845.6

Basic net income (loss) attributable to MCBC per share	$0.96	$1.99	$3.98	$3.91
Diluted net income (loss) attributable to MCBC per share	$0.96	$1.98	$3.96	$3.89

Weighted average shares outstanding - basic	207.2	216.1	209.9	216.3
Weighted average shares outstanding - diluted	208.0	217.6	211.0	217.6

Dividends per share	$0.44	$0.41	$1.32	$1.23

BALANCE SHEETS - MOLSON COORS BEVERAGE COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

(In millions, except par value) (Unaudited)	As of
	September 30, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$1,021.7	$868.9
Trade receivables, net	873.5	757.8
Other receivables, net	144.6	121.6
Inventories, net	833.3	802.3
Other current assets, net	356.4	297.9
Total current assets	3,229.5	2,848.5
Property, plant and equipment, net	4,497.0	4,444.5
Goodwill	5,317.6	5,325.3
Other intangibles, net	12,408.0	12,614.6
Other assets	1,183.2	1,142.2
Total assets	$26,635.3	$26,375.1
Liabilities and equity
Current liabilities
Accounts payable and other current liabilities	$3,210.5	$3,180.8
Current portion of long-term debt and short-term borrowings	37.7	911.8
Total current liabilities	3,248.2	4,092.6
Long-term debt	6,203.0	5,312.1
Pension and postretirement benefits	452.6	465.8
Deferred tax liabilities	2,795.3	2,697.2
Other liabilities	368.5	372.3
Total liabilities	13,067.6	12,940.0
Redeemable noncontrolling interest	42.2	27.9
Molson Coors Beverage Company stockholders' equity
Capital stock
Preferred stock, $0.01 par value (authorized: 25.0 shares; none issued)	—	—
Class A common stock, $0.01 par value (authorized: 500.0 shares; issued and outstanding: 2.6 shares and 2.6 shares, respectively)	—	—
Class B common stock, $0.01 par value (authorized: 500.0 shares; issued: 215.4 shares and 212.5 shares, respectively)	2.1	2.1
Class A exchangeable shares, no par value (issued and outstanding: 2.7 shares and 2.7 shares, respectively)	100.8	100.8
Class B exchangeable shares, no par value (issued and outstanding: 7.2 shares and 9.4 shares, respectively)	271.1	352.3
Paid-in capital	7,211.0	7,108.4
Retained earnings	8,040.2	7,484.3
Accumulated other comprehensive income (loss)	(1,107.1)	(1,116.3)
Class B common stock held in treasury at cost (21.4 shares and 13.9 shares, respectively)	(1,172.8)	(735.6)
Total Molson Coors Beverage Company stockholders' equity	13,345.3	13,196.0
Noncontrolling interests	180.2	211.2
Total equity	13,525.5	13,407.2
Total liabilities and equity	$26,635.3	$26,375.1

CASH FLOW STATEMENTS - MOLSON COORS BEVERAGE COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows

(In millions) (Unaudited)	For the Nine Months Ended
	September 30, 2024	September 30, 2023
Cash flows from operating activities
Net income (loss) including noncontrolling interests	$864.0	$850.9
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	512.1	508.6
Amortization of debt issuance costs and discounts	4.1	4.4
Interest expense related to mandatorily redeemable noncontrolling interest	45.8	—
Share-based compensation	34.6	34.1
(Gain) loss on sale or impairment of property, plant, equipment and other assets, net	37.3	8.2
Unrealized (gain) loss on foreign currency fluctuations and derivative instruments, net	(25.1)	84.6
Equity (income) loss	3.6	(12.8)
Income tax (benefit) expense	292.7	236.1
Income tax (paid) received	(116.7)	(170.1)
Interest expense, excluding amortization of debt issuance costs and discounts and mandatorily redeemable noncontrolling interest	169.7	174.0
Interest paid	(186.9)	(201.5)
Change in current assets and liabilities and other	(219.4)	88.0
Net cash provided by (used in) operating activities	1,415.8	1,604.5
Cash flows from investing activities
Additions to property, plant and equipment	(563.0)	(494.1)
Proceeds from sales of property, plant, equipment and other assets	14.9	7.3
Acquisition of business, net of cash acquired	—	(63.9)
Other	17.8	(117.8)
Net cash provided by (used in) investing activities	(530.3)	(668.5)
Cash flows from financing activities
Dividends paid	(279.4)	(266.7)
Payments for purchases of treasury stock	(437.4)	(60.9)
Payments on debt and borrowings	(879.0)	(402.9)
Proceeds on debt and borrowings	863.7	7.0
Other	(12.7)	(5.1)
Net cash provided by (used in) financing activities	(744.8)	(728.6)
Effect of foreign exchange rate changes on cash and cash equivalents	12.1	(5.7)
Net increase (decrease) in cash and cash equivalents	152.8	201.7
Balance at beginning of year	868.9	600.0
Balance at end of period	$1,021.7	$801.7

SUMMARIZED SEGMENT RESULTS (hectoliter volume and $ in millions) (Unaudited)

Americas	Q3 2024	Q3 2023	Reported % Change	FX Impact	Constant Currency % Change(3)	YTD 2024	YTD 2023	Reported % Change	FX Impact	Constant Currency % Change(3)
Net sales(1)	$2,345.0	$2,633.4	(11.0)	$(7.4)	(10.7)	$7,066.3	$7,194.1	(1.8)	$(13.5)	(1.6)
COGS(1)(2)	$(1,403.1)	$(1,552.0)	9.6	$4.3	9.3	$(4,244.3)	$(4,332.5)	2.0	$8.3	1.8
MG&A	$(521.7)	$(589.3)	11.5	$1.5	11.2	$(1,589.1)	$(1,658.1)	4.2	$3.1	4.0
Income (loss) before income taxes	$353.8	$483.5	(26.8)	$(1.5)	(26.5)	$1,161.5	$1,204.2	(3.5)	$(3.9)	(3.2)
Underlying income (loss) before income taxes(3)	$419.8	$494.1	(15.0)	$(1.5)	(14.7)	$1,228.3	$1,215.6	1.0	$(3.9)	1.4
Financial volume(1)(4)	14.695	17.414	(15.6)			45.001	47.718	(5.7)
Brand volume	15.367	16.245	(5.4)			43.928	45.386	(3.2)
EMEA&APAC	Q3 2024	Q3 2023	Reported % Change	FX Impact	Constant Currency % Change(3)	YTD 2024	YTD 2023	Reported % Change	FX Impact	Constant Currency % Change(3)
Net sales(1)	$704.4	$670.4	5.1	$8.6	3.8	$1,842.4	$1,729.5	6.5	$15.1	5.7
COGS(1)(2)	$(441.9)	$(440.9)	(0.2)	$(5.7)	1.1	$(1,195.4)	$(1,178.2)	(1.5)	$(10.4)	(0.6)
MG&A	$(163.0)	$(157.5)	(3.5)	$(1.9)	(2.3)	$(478.7)	$(438.6)	(9.1)	$(3.8)	(8.3)
Income (loss) before income taxes	$51.6	$67.5	(23.6)	$1.0	(25.0)	$121.8	$106.3	14.6	$(2.8)	17.2
Underlying income (loss) before income taxes(3)	$98.0	$69.1	41.8	$0.9	40.5	$161.7	$111.5	45.0	$(2.6)	47.4
Financial volume(1)(4)	5.938	6.120	(3.0)			16.039	16.209	(1.0)
Brand volume	5.965	6.077	(1.8)			16.018	15.939	0.5
Unallocated & Eliminations	Q3 2024	Q3 2023	Reported % Change	FX Impact	Constant Currency % Change(3)	YTD 2024	YTD 2023	Reported % Change	FX Impact	Constant Currency % Change(3)
Net sales	$(6.7)	$(5.4)	(24.1)			$(17.3)	$(12.3)	(40.7)
COGS(2)	$4.8	$40.7	88.2			$44.2	$(64.8)	N/M
Income (loss) before income taxes	$(74.0)	$(7.0)	(957.1)	$0.4	(962.9)	$(126.6)	$(223.5)	43.4	$1.6	42.6
Underlying income (loss) before income taxes(3)	$(38.3)	$(37.8)	(1.3)	$0.2	(1.9)	$(120.5)	$(141.7)	15.0	$1.3	14.0
Financial volume	(0.004)	(0.002)	N/M			(0.007)	(0.004)	N/M
Consolidated	Q3 2024	Q3 2023	Reported % Change	FX Impact	Constant Currency % Change(3)	YTD 2024	YTD 2023	Reported % Change	FX Impact	Constant Currency % Change(3)
Net sales	$3,042.7	$3,298.4	(7.8)	$1.2	(7.8)	$8,891.4	$8,911.3	(0.2)	$1.6	(0.2)
COGS	$(1,840.2)	$(1,952.2)	5.7	$(1.1)	5.8	$(5,395.5)	$(5,575.5)	3.2	$(1.7)	3.3
MG&A	$(684.7)	$(746.8)	8.3	$(0.4)	8.4	$(2,067.8)	$(2,096.7)	1.4	$(0.7)	1.4
Income (loss) before income taxes	$331.4	$544.0	(39.1)	$(0.1)	(39.1)	$1,156.7	$1,087.0	6.4	$(5.1)	6.9
Underlying income (loss) before income taxes(3)	$479.5	$525.4	(8.7)	$(0.4)	(8.7)	$1,269.5	$1,185.4	7.1	$(5.2)	7.5
Financial volume(4)	20.629	23.532	(12.3)			61.033	63.923	(4.5)
Brand volume	21.332	22.322	(4.4)			59.946	61.325	(2.2)

N/M = Not meaningful
The reported percent change and the constant currency percent change in the above table are presented as (unfavorable) favorable.
(1)Includes gross inter-segment volumes, sales and purchases, which are eliminated in the consolidated totals.
(2)The unrealized changes in fair value on our commodity swaps, which are economic hedges, are recorded as COGS within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility.
(3)Represents income (loss) before taxes adjusted for non-GAAP items. See the Non-GAAP Measures and Reconciliations section for definitions and reconciliations of non-GAAP financial measures including constant currency.
(4)Financial volume in hectoliters for the Americas and EMEA&APAC segments excludes royalty volume of 0.626 million hectoliters and 0.356 million hectoliters, respectively, for the three months ended September 30, 2024, and excludes royalty volume of 0.692 million hectoliters and 0.291 million hectoliters, respectively, for the three months ended September 30, 2023. Financial volume in hectoliters for the Americas and EMEA&APAC segments excludes royalty volume of 1.795 million hectoliters and 0.899 million hectoliters, respectively, for the nine months ended September 30, 2024, and excludes royalty volume of 1.955 million hectoliters and 0.697 million hectoliters respectively, for the nine months ended September 30, 2023.
WORLDWIDE AND SEGMENT BRAND AND FINANCIAL VOLUME (in millions of hectoliters) (Unaudited)

	For the Three Months Ended
Americas	September 30, 2024	September 30, 2023	Change
Financial Volume	14.695	17.414	(15.6)%
Contract brewing and wholesale/factored volume	(0.804)	(1.503)	(46.5)%
Royalty volume	0.626	0.692	(9.5)%
Sales-To-Wholesaler to Sales-To-Retail adjustment and other(1)	0.850	(0.358)	N/M
Total Americas Brand Volume	15.367	16.245	(5.4)%

EMEA&APAC	September 30, 2024	September 30, 2023	Change
Financial Volume	5.938	6.120	(3.0)%
Contract brewing and wholesale/factored volume	(0.329)	(0.334)	(1.5)%
Royalty volume	0.356	0.291	22.3%
Total EMEA&APAC Brand Volume	5.965	6.077	(1.8)%

Consolidated	September 30, 2024	September 30, 2023	Change
Financial Volume	20.629	23.532	(12.3)%
Contract brewing and wholesale/factored volume	(1.133)	(1.837)	(38.3)%
Royalty volume	0.982	0.983	(0.1)%
Sales-To-Wholesaler to Sales-To-Retail adjustment and other	0.854	(0.356)	N/M
Total Worldwide Brand Volume	21.332	22.322	(4.4)%

	For the Nine Months Ended
Americas	September 30, 2024	September 30, 2023	Change
Financial Volume	45.001	47.718	(5.7)%
Contract brewing and wholesale/factored volume	(2.604)	(4.316)	(39.7)%
Royalty volume	1.795	1.955	(8.2)%
Sales-To-Wholesaler to Sales-To-Retail adjustment and other(1)	(0.264)	0.029	N/M
Total Americas Brand Volume	43.928	45.386	(3.2)%

EMEA&APAC	September 30, 2024	September 30, 2023	Change
Financial Volume	16.039	16.209	(1.0)%
Contract brewing and wholesale/factored volume	(0.920)	(0.966)	(4.8)%
Royalty volume	0.899	0.697	29.0%
Sales-To-Wholesaler to Sales-To-Retail adjustment and other(1)	—	(0.001)	N/M
Total EMEA&APAC Brand Volume	16.018	15.939	0.5%

Consolidated	September 30, 2024	September 30, 2023	Change
Financial Volume	61.033	63.923	(4.5)%
Contract brewing and wholesale/factored volume	(3.524)	(5.282)	(33.3)%
Royalty volume	2.694	2.652	1.6%
Sales-To-Wholesaler to Sales-To-Retail adjustment and other	(0.257)	0.032	N/M
Total Worldwide Brand Volume	59.946	61.325	(2.2)%

N/M = Not meaningful
(1)Includes gross inter-segment volumes which are eliminated in the consolidated totals.
Worldwide brand volume (or "brand volume" when discussed by segment) reflects owned or actively managed brands sold to unrelated external customers within our geographic markets (net of returns and allowances), royalty volume and our proportionate share of equity investment worldwide brand volume calculated consistently with MCBC owned volume. Financial volume represents owned or actively managed brands sold to unrelated external customers within our geographical markets, net of returns and allowances as well as contract brewing, wholesale non-owned brand volume and company-owned distribution volume. Contract brewing and wholesale/factored volume is included within financial volume, but is removed from worldwide brand volume, as this is non-owned volume for which we do not directly control performance. Factored volume in our EMEA&APAC segment is the distribution of beer, wine, spirits and other products owned and produced by other companies to the on-premise channel, which is a common arrangement in the U.K. Royalty volume consists of our brands produced and sold by third parties under various license and contract brewing agreements and, because this is owned volume, it is included in worldwide brand volume. Our worldwide brand volume definition also includes an adjustment from Sales-to-Wholesaler ("STW") volume to Sales-to-Retailer ("STR") volume. We believe the brand volume metric is important because, unlike financial volume and STWs, it provides the closest indication of the performance of our brands in relation to market and competitor sales trends.
We also utilize COGS per hectoliter, as well as the year over year changes in this metric, as a key metric for analyzing our results. This metric is calculated as COGS per our unaudited condensed consolidated statements of operations divided by financial volume for the respective period. We believe this metric is important and useful for investors and management because it provides an indication of the trends of sales mix and other cost impacts on our COGS.

NON-GAAP MEASURES AND RECONCILIATIONS
Use of Non-GAAP Measures
In addition to financial measures presented on the basis of accounting principles generally accepted in the U.S. (“U.S. GAAP”), we also use non-GAAP financial measures, as listed and defined below, for operational and financial decision making and to assess Company and segment business performance. These non-GAAP measures should be viewed as supplements to (not substitutes for) our results of operations presented under U.S. GAAP. We have provided reconciliations of all historical non-GAAP measures to their nearest U.S. GAAP measure and have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure.
Our management uses these metrics to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; in communications with the Board of Directors, stockholders, analysts and investors concerning our financial performance; as useful comparisons to the performance of our competitors; and as metrics of certain management incentive compensation calculations. We believe these measures are used by, and are useful to, investors and other users of our financial statements in evaluating our operating performance.
•Underlying Income (Loss) before Income Taxes (Closest GAAP Metric: Income (Loss) Before Income Taxes) – Measure of the Company’s or segment's income (loss) before income taxes excluding the impact of certain non-GAAP adjustment items from our U.S. GAAP financial statements. Non-GAAP adjustment items include goodwill and other intangible and tangible asset impairments, restructuring and integration related costs, unrealized mark-to-market gains and losses, adjustments to the redemption value of mandatorily redeemable noncontrolling interests, potential or incurred losses related to certain litigation accruals and settlements and gains and losses on sales of non-operating assets, among other items included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective, involve significant management judgment and can vary substantially from company to company.
•Underlying COGS (Closest GAAP Metric: COGS) – Measure of the Company’s COGS adjusted to exclude non-GAAP adjustment items (as defined above). Non-GAAP adjustment items include the impact of unrealized mark-to-market gains and losses on our commodity derivative instruments, which are economic hedges, and are recorded through COGS within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivatives without the resulting unrealized mark-to-market volatility.
We also use underlying COGS per hectoliter, as well as the year over year change in such metric, as a key metric for analyzing our results. This metric is calculated as underlying COGS divided by financial volume for the respective period.
•Underlying MG&A (Closest GAAP Metric: MG&A) – Measure of the Company’s MG&A expense excluding the impact of certain non-GAAP adjustment items (as defined above).
•Underlying net interest income (expense), net (Closest GAAP Metric: Interest income (expense), net) – Measure of the Company's net interest expense adjusted to exclude adjustments to the redemption value of mandatorily redeemable noncontrolling interests.
•Underlying net income (loss) attributable to MCBC (Closest GAAP Metric: Net income (loss) attributable to MCBC) – Measure of net income (loss) attributable to MCBC excluding the impact of income (loss) before income tax non-GAAP adjustment items (as defined above), adjustments to the carrying value of redeemable noncontrolling interests resulting from subsequent changes in the redemption value of such interests, the related tax effects of non-GAAP adjustment items and certain other discrete tax items.

•Underlying net income (loss) attributable to MCBC per diluted share (also referred to as Underlying Diluted Earnings per Share) (Closest GAAP Metric: Net income (loss) attributable to MCBC per diluted share) – Measure of underlying net income (loss) attributable to MCBC (as defined above) per diluted share. If applicable, a reported net loss attributable to MCBC per diluted share is calculated using the basic share count due to dilutive shares being antidilutive. If underlying net income (loss) attributable to MCBC becomes income excluding the impact of our non-GAAP adjustment items, we include the incremental dilutive shares, using the treasury stock method, into the dilutive shares outstanding.
•Underlying effective tax rate (Closest GAAP Metric: Effective Tax Rate) – Measure of the Company’s effective tax rate excluding the related tax impact of pre-tax non-GAAP adjustment items (as defined above) and certain other discrete tax items. Discrete tax items include certain significant tax audit and prior year reserve adjustments, impact of significant tax legislation and tax rate changes and significant non-recurring and period specific tax items.
•Underlying free cash flow (Closest GAAP Metric: Net Cash Provided by (Used in) Operating Activities) – Measure of the Company’s operating cash flow calculated as Net Cash Provided by (Used In) Operating Activities less Additions to property, plant and equipment, net and excluding the pre-tax cash flow impact of certain non-GAAP adjustment items (as defined above). We consider underlying free cash flow an important measure of our ability to generate cash, grow our business and enhance shareholder value, driven by core operations and after adjusting for non-GAAP adjustment items, which can vary substantially from company to company depending upon accounting methods, book value of assets and capital structure.
•Underlying depreciation and amortization (Closest GAAP Metric: Depreciation & Amortization) – Measure of the Company’s depreciation and amortization excluding the impact of non-GAAP adjustment items (as defined above). These adjustments primarily consist of accelerated depreciation or amortization taken related to the Company’s strategic exit or restructuring activities.
•Net debt and net debt to underlying earnings before interest, taxes, depreciation, and amortization ("underlying EBITDA") (Closest GAAP Metrics: Cash, Debt, & Net Income (Loss)) – Measure of the Company’s leverage calculated as net debt (defined as current portion of long-term debt and short-term borrowings plus long-term debt less cash and cash equivalents) divided by the trailing twelve month underlying EBITDA. Underlying EBITDA is calculated as Net income (loss) excluding Interest expense (income), net, Income tax expense (benefit), depreciation and amortization, and the impact of non-GAAP adjustment items (as defined above). This measure is not the same as the Company’s maximum leverage ratio as defined under its revolving credit facility, which allows for other adjustments in the calculation of net debt to EBITDA.
•Constant currency - Constant currency is a non-GAAP measure utilized to measure performance, excluding the impact of translational and certain transactional foreign currency movements, and is intended to be indicative of results in local currency. As we operate in various foreign countries where the local currency may strengthen or weaken significantly versus the U.S. dollar or other currencies used in operations, we utilize a constant currency measure as an additional metric to evaluate the underlying performance of each business without consideration of foreign currency movements. We present all percentage changes for net sales, underlying COGS, underlying MG&A and underlying income (loss) before income taxes in constant currency and calculate the impact of foreign exchange by translating our current period local currency results (that also include the impact of the comparable prior period currency hedging activities) at the average exchange rates during the respective period throughout the year used to translate the financial statements in the comparable prior year period. The result is the current period results in U.S. dollars, as if foreign exchange rates had not changed from the prior year period. Additionally, we exclude any transactional foreign currency impacts, reported within the other non-operating income (expense), net line item, from our current period results.
Our guidance or long-term targets for any of the measures noted above are also non-GAAP financial measures that exclude or otherwise have been adjusted for non-GAAP adjustment items from our U.S. GAAP financial statements. When we provide guidance for any of the various non-GAAP metrics described above, we do not provide reconciliations of the U.S. GAAP measures as we are unable to predict with a reasonable degree of certainty the actual impact of the non-GAAP adjustment items. By their very nature, non-GAAP adjustment items are difficult to anticipate with precision because they are generally associated with unexpected and unplanned events that impact our Company and its financial results. Therefore, we are unable to provide a reconciliation of these measures without unreasonable efforts.

RECONCILIATION TO NEAREST U.S. GAAP MEASURES
Reconciliation by Line Item

(In millions, except per share data) (Unaudited)	For the Three Months Ended September 30, 2024
	Cost of goods sold	Marketing, general and administrative expenses	Income (loss) before income taxes	Net income (loss) attributable to MCBC	Diluted earnings per share
Reported (U.S. GAAP)	$(1,840.2)	$(684.7)	$331.4	$199.8	$0.96
Non-GAAP adjustments (pre-tax)
Restructuring(1)	—	—	24.1	24.1	0.12
(Gains) losses on other disposals(1)	—	—	41.7	41.7	0.20
Unrealized mark-to-market (gains) losses	1.7	—	1.7	1.7	0.01
Other items(2)(3)	—	0.8	80.6	80.6	0.39
Tax effects of income before income tax non-GAAP adjustments and discrete tax items	—	—	—	(10.1)	(0.05)
Adjustment for redeemable noncontrolling interest recorded to the redemption value(3)	—	—	—	36.6	0.18
Underlying (Non-GAAP)	$(1,838.5)	$(683.9)	$479.5	$374.4	$1.80

(In millions, except per share data) (Unaudited)	For the Three Months Ended September 30, 2023
	Cost of goods sold	Marketing, general and administrative expenses	Income (loss) before income taxes	Net income (loss) attributable to MCBC	Diluted earnings per share
Reported (U.S. GAAP)	$(1,952.2)	$(746.8)	$544.0	$430.7	$1.98
Non-GAAP adjustments (pre-tax)
Restructuring	—	—	1.5	1.5	0.01
Intangible and tangible asset impairments, excluding goodwill	—	—	0.1	0.1	—
(Gains) and losses on other disposals(4)	—	—	11.1	11.1	0.05
Unrealized mark-to-market (gains) losses	(32.7)	—	(30.8)	(30.8)	(0.14)
Other items	—	0.7	(0.5)	(0.5)	—
Tax effects of income before income tax non-GAAP adjustments and discrete tax items	—	—	—	6.4	0.03
Underlying (Non-GAAP)	$(1,984.9)	$(746.1)	$525.4	$418.5	$1.92

(In millions, except per share data) (Unaudited)	For the Nine Months Ended September 30, 2024
	Cost of goods sold	Marketing, general and administrative expenses	Income (loss) before income taxes	Net income (loss) attributable to MCBC	Diluted earnings per share
Reported (U.S. GAAP)	$(5,395.5)	$(2,067.8)	$1,156.7	$834.6	$3.96
Non-GAAP adjustments (pre-tax)
Restructuring(1)	—	—	23.0	23.0	0.11
(Gains) losses on other disposals(1)	—	—	36.4	36.4	0.17
Unrealized mark-to-market (gains) losses	(27.9)	—	(27.9)	(27.9)	(0.13)
Other items(2)(3)	—	1.7	81.3	81.3	0.39
Tax effects of income before income tax non-GAAP adjustments and discrete tax items	—	—	—	(2.6)	(0.01)
Adjustment for redeemable noncontrolling interest recorded to the redemption value(3)	—	—	—	36.6	0.17
Underlying (Non-GAAP)	$(5,423.4)	$(2,066.1)	$1,269.5	$981.4	$4.65

(In millions, except per share data) (Unaudited)	For the Nine Months Ended September 30, 2023
	Cost of goods sold	Marketing, general and administrative expenses	Income (loss) before income taxes	Net income (loss) attributable to MCBC	Diluted earnings per share
Reported (U.S. GAAP)	$(5,575.5)	$(2,096.7)	$1,087.0	$845.6	$3.89
Non-GAAP adjustments (pre-tax)
Restructuring	—	—	1.8	1.8	0.01
Intangible and tangible asset impairments, excluding goodwill	—	—	0.1	0.1	—
(Gains) and losses on other disposals(4)	—	—	11.1	11.1	0.05
Unrealized mark-to-market (gains) losses	81.8	—	81.8	81.8	0.38
Other items	—	5.0	3.6	3.6	0.02
Tax effects of income before income tax non-GAAP adjustments and discrete tax items	—	—	—	(22.0)	(0.10)
Underlying (Non-GAAP)	$(5,493.7)	$(2,091.7)	$1,185.4	$922.0	$4.24

(1)During the three months ended September 30, 2024, we made the decision to wind down or sell certain of our U.S. craft businesses and related facilities within our Americas segment and recorded employee-related and asset abandonment charges, including accelerated depreciation in excess of normal depreciation. In addition, we recognized a loss of $41.1 million on the disposal of the sold businesses.
(2)During the three months ended September 30, 2024, we recorded a non-cash pension settlement loss of $34.0 million within other pension and postretirement benefits (costs), net in Unallocated as a result of annuity purchases for two of our Canadian pension plans.
(3)During the three months ended September 30, 2024, we recorded an increase in interest expense within our EMEA&APAC segment driven by a $45.8 million adjustment to increase our mandatorily redeemable NCI liability to the final redemption value related to the buyout of the remaining ownership interest in CBPL. In addition, we recorded a $36.6 million adjustment to net (income) loss attributable to noncontrolling interests related to the change in redemption value of CBPL. See the Consolidated Performance table earlier in this document for further information on this adjustment.
(4)During the three months ended September 30, 2023, we sold our controlling interest in the Truss joint venture within our Americas segment and recognized a loss of $11.1 million.

Reconciliation to Underlying Income (Loss) Before Income Taxes by Segment

(In millions) (Unaudited)	For the Three Months Ended September 30, 2024
	Americas	EMEA&APAC	Unallocated	Consolidated
Income (loss) before income taxes	$353.8	$51.6	$(74.0)	$331.4
Cost of goods sold(1)	—	—	1.7	1.7
Marketing, general & administrative	0.7	0.1	—	0.8
Other non-GAAP adjustment items(2)	65.3	46.3	34.0	145.6
Total non-GAAP adjustment items	$66.0	$46.4	$35.7	$148.1
Underlying income (loss) before income taxes	$419.8	$98.0	$(38.3)	$479.5

(In millions) (Unaudited)	For the Three Months Ended September 30, 2023
	Americas	EMEA&APAC	Unallocated	Consolidated
Income (loss) before income taxes	$483.5	$67.5	$(7.0)	$544.0
Cost of goods sold(1)	—	—	(32.7)	(32.7)
Marketing, general & administrative	0.7	—	—	0.7
Other non-GAAP adjustment items(2)	9.9	1.6	1.9	13.4
Total non-GAAP adjustment items	$10.6	$1.6	$(30.8)	$(18.6)
Underlying income (loss) before income taxes	$494.1	$69.1	$(37.8)	$525.4

(In millions) (Unaudited)	For the Nine Months Ended September 30, 2024
	Americas	EMEA&APAC	Unallocated	Consolidated
Income (loss) before income taxes	$1,161.5	$121.8	$(126.6)	$1,156.7
Cost of goods sold(1)	—	—	(27.9)	(27.9)
Marketing, general & administrative	1.7	—	—	1.7
Other non-GAAP adjustment items(2)	65.1	39.9	34.0	139.0
Total non-GAAP adjustment items	$66.8	$39.9	$6.1	$112.8
Underlying income (loss) before income taxes	$1,228.3	$161.7	$(120.5)	$1,269.5

(In millions) (Unaudited)	For the Nine Months Ended September 30, 2023
	Americas	EMEA&APAC	Unallocated	Consolidated
Income (loss) before income taxes	$1,204.2	$106.3	$(223.5)	$1,087.0
Cost of goods sold(1)	—	—	81.8	81.8
Marketing, general & administrative	1.7	3.3	—	5.0
Other non-GAAP adjustment items(2)	9.7	1.9	—	11.6
Total non-GAAP adjustment items	$11.4	$5.2	$81.8	$98.4
Underlying income (loss) before income taxes	$1,215.6	$111.5	$(141.7)	$1,185.4

(1)Reflects changes in our mark-to-market positions on our derivative hedges recorded as COGS within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility.
(2)See the Reconciliations by Line Item table for further information on our non-GAAP adjustments.

Underlying Depreciation and Amortization Reconciliation

(In millions) (Unaudited)	For the Three Months Ended		For the Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
U.S. GAAP depreciation and amortization	$(175.4)	$(168.7)	$(512.1)	$(508.6)
Accelerated depreciation(1)	9.9	—	9.9	—
Non-GAAP Underlying depreciation and amortization	$(165.5)	$(168.7)	$(502.2)	$(508.6)

(1)During the three months ended September 30, 2024, we made the decision to wind down or sell certain of our U.S. craft businesses and related facilities within our Americas segment and recorded accelerated depreciation in excess of normal depreciation of $9.9 million.
Underlying Net Interest Income (Expense), net Reconciliation

(In millions) (Unaudited)	For the Three Months Ended		For the Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
U.S. GAAP Interest income (expense), net	$(93.1)	$(48.8)	$(192.7)	$(162.5)
Adjustment to the redemption value of mandatorily redeemable noncontrolling interest(1)	45.8	—	45.8	—
Non-GAAP Underlying net interest income (expense), net	$(47.3)	$(48.8)	$(146.9)	$(162.5)

(1)During the three months ended September 30, 2024, we recorded an increase in interest expense driven by a $45.8 million adjustment to increase our mandatorily redeemable NCI liability related to CBPL to its final redemption value. See the Consolidated Performance table earlier in this document for further information on this adjustment.
Effective Tax Rate Reconciliation

(Unaudited)	For the Three Months Ended
	September 30, 2024	September 30, 2023
U.S. GAAP Effective Tax Rate	31%	21%
Tax effect of non-GAAP adjustment items(1)	(7%)	(1%)
Non-GAAP Underlying Effective Tax Rate	24%	20%

(1)Adjustments related to the tax effect of non-GAAP adjustment items, including a non-deductible $45.8 million adjustment recorded to interest expense to increase the mandatorily redeemable NCI liability related to CBPL to the final redemption value in the third quarter of 2024 as well as a valuation allowance on deferred tax assets recorded in the third quarter of 2024 from the sale of certain U.S. craft businesses.
Underlying Free Cash Flow

(In millions) (Unaudited)	For the Nine Months Ended
	September 30, 2024	September 30, 2023
U.S. GAAP Net Cash Provided by (Used In) Operating Activities	$1,415.8	$1,604.5
Additions to property, plant and equipment, net(1)	(563.0)	(494.1)
Cash impact of non-GAAP adjustment items(2)	3.2	11.2
Non-GAAP Underlying Free Cash Flow	$856.0	$1,121.6

(1)Included in net cash provided by (used in) investing activities.
(2)Included in net cash provided by (used in) operating activities and primarily reflects costs paid for restructuring activities for the nine months ended September 30, 2024 and September 30, 2023.

Net Debt and Net Debt to Underlying EBITDA Ratio

(In millions except net debt to underlying EBITDA ratio) (Unaudited)	As of
	September 30, 2024	September 30, 2023
U.S. GAAP Current portion of long-term debt and short-term borrowings	$37.7	$878.8
Add/Less:
Long-term debt	6,203.0	5,301.1
Cash and cash equivalents	1,021.7	801.7
Net debt	5,219.0	$5,378.2
Q3 Underlying EBITDA	692.3	742.9
Q2 Underlying EBITDA	750.1	725.2
Q1 Underlying EBITDA	476.2	388.4
Q4 Underlying EBITDA	566.1	555.5
Non-GAAP Underlying EBITDA(1)	$2,484.7	$2,412.0
Net debt to underlying EBITDA ratio	2.10	2.23

(1)Represents underlying EBITDA on a trailing twelve month basis.
Underlying EBITDA Reconciliation

(In millions) (Unaudited)	For the Three Months Ended
	September 30, 2024	September 30, 2023
U.S. GAAP Net income (loss)	228.8	431.6
Add/Less:
Interest expense (income), net	93.1	48.8
Income tax expense (benefit)	102.6	112.4
Depreciation and amortization	175.4	168.7
Non-GAAP adjustments to arrive at underlying EBITDA(1)	92.4	(18.6)
Non-GAAP Underlying EBITDA	$692.3	$742.9

(1)Includes pre-tax adjustments to Net income (loss) related to non-GAAP adjustment items as described in other non-GAAP reconciliation tables above excluding non-GAAP adjustments to interest expense (income), net, and depreciation and amortization. See the above tables (i) Reconciliations to Nearest U.S. GAAP Measures by Line Item, (ii) Underlying Depreciation and Amortization Reconciliation and (iii) Underlying Net Interest Income (Expense), net Reconciliation tables for further information on our non-GAAP adjustments.